Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Steve Capp CFO	Wade Hundley COO	Chris Plant Lewis Fanger Investor Relations

FOR IMMEDIATE RELEASE

February 15, 2005

Pinnacle Entertainment Announces Redemption of

Remaining 9.25% Senior Subordinated Notes

LAS VEGAS, February 15, 2005 — Pinnacle Entertainment, Inc. (NYSE: PNK - News) announced today that it redeemed $65,000,000 in aggregate principal amount of its remaining 9.25% Senior Subordinated Notes due 2007 at a redemption price of $1,015.42 per $1,000 principal amount, plus accrued and unpaid interest through (but not including) the redemption date.

The Company used substantially all of a drawing from its senior credit facility to effect the redemption of the remaining 9.25% Notes.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is currently building a major casino resort in Lake Charles, Louisiana and has been selected for two casino development projects in the St. Louis, Missouri area. Each of these development projects is dependent upon final approval by the Louisiana Gaming Control Board and the Missouri Gaming Commission, respectively.